Exhibit 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information gives effect to an Arrangement Agreement and Plan of Arrangement dated as of November 1, 2014 (the “Arrangement Agreement”) pursuant to which Soar Acquisition Inc. (“ORBCOMM Sub”), a wholly-owned subsidiary of ORBCOMM Inc. (“ORBCOMM” or the “Company”), acquired all of the outstanding common shares of SkyWave Mobile Communications Inc. (“SkyWave”) by way of a plan of arrangement under the Business Corporations Act (Ontario) (the “Acquisition”). On January 1, 2015, the Company completed the Acquisition for a total purchase price of $130 million, of which $7.5 million was in a form of a promissory note which was settled by the transfer of assets to Inmarsat Global Limited (“Inmarsat”) pursuant to the Inmarsat Agreement described below. The $7.5 note was not considered part of the purchase price for accounting purposes.

ORBCOMM financed a portion of the $122.5 million purchase price for the Acquisition by borrowing $70 million under its existing credit facility with Macquarie CAF LLC and the proceeds of an underwritten registered public offering of the Company’s common stock.

In connection with the Acquisition and the entry into the Arrangement Agreement, ORBCOMM and Inmarsat have entered into an Asset Purchase and Cooperation Agreement with respect to Inmarsat’s services to SkyWave post- Acquisition as well as the purchase, upon consummation of the Acquisition, of certain assets of SkyWave by affiliates of Inmarsat (the “Inmarsat Agreement”).

The unaudited pro forma combined balance sheet information is presented as if the Acquisition and the Inmarsat Agreement had occurred on December 31, 2014. The unaudited pro forma combined statement of operations information is presented as if the Acquisition and the Inmarsat Agreement had occurred on January 1, 2014.

The unaudited pro forma combined financial information set forth below has been prepared by (i) aggregating (a) our historical consolidated financial data and (b) the historical financial data for SkyWave, presented in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”), (ii) adjusting certain SkyWave financial information to provide a consistent presentation with ORBCOMM’s financial statements and accounting principles generally accepted in the United States of America (“U.S. GAAP”) and (iii) making certain pro forma adjustments thereto. The pro forma adjustments used in the preparation of the unaudited pro forma combined financial information are based upon available information and assumptions that we believe are reasonable; however, we can provide no assurance that the assumptions are correct.

A third-party appraisal of the assets acquired and liabilities assumed has not yet been completed. This financial information is very preliminary in nature, and is provided herein solely for the purposes of the unaudited pro forma combined financial information. The unaudited pro forma combined statements of operations do not include costs that we expect to incur in connection with the Acquisition or any cost savings or other synergies that may result from the combination of the operations of ORBCOMM and SkyWave (or the costs necessary to achieve those cost savings and other synergies).

The unaudited pro forma combined financial information has been provided for comparative purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial position that ORBCOMM would have reported had the Acquisition and the Inmarsat Agreement occurred on the dates set forth above and should not be taken as a representation of ORBCOMM’s future consolidated results of operations or financial position.

Pursuant to the requirements of Article 11 of Regulation S-X, the historical financial information has been adjusted in the unaudited pro forma combined financial statements to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results of the businesses.

SkyWave’s financial statements were prepared in U.S. dollars and in accordance with IFRS, as issued by the IASB, which differs in certain respects from U.S. GAAP. Adjustments have been made to conform SkyWave’s historical IFRS financial statements to U.S. GAAP for the purposes of the pro forma presentation, which are reflected in the SkyWave Adjustments column.

The unaudited pro forma combined financial information should be read in conjunction with the:

•	Audited consolidated financial statements and notes thereto of ORBCOMM as of December 31, 2014 and for the year ended December 31, 2014, included in ORBCOMM’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission (“SEC”) on March 13, 2015; and

•	Audited consolidated financial statements and notes thereto of SkyWave as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012 included in Exhibit 99.1 to this Report.

Unaudited Pro Forma Combined Balance Sheet

As of December 31, 2014

($ in thousands)	ORBCOMM As Reported	SkyWave As Reported*	SkyWave Adjustments (Note 2)	Pro Forma Adjustments (Note 4)		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$91,565	$110	$—	$—		$91,675
Cash held for acquisition	123,000			(122,500)	(B)	500
Restricted cash	—	44,047	—	(44,047)	(B)	—
Accounts receivable, net	23,194	13,898		(153)	(C)	36,939
Investment tax credits receivable	—	535	(535)			—
Inventories	11,650	1,335				12,985
Prepaid expenses and other current assets	2,333	333	535	3,919	(B)	6,967
	—		—	(153)	(C)
Deferred tax assets	814	—	52			866

Total current assets	252,556	60,258	52	(162,934)		149,932

Satellite network and other equipment, net	180,621	—	11,464	(6,696)	(D)	185,389
Property and equipment	—	3,946	(3,946)			—
Goodwill	39,870	820		66,258	(E)	106,948
Intangible assets, net	26,334	8,592	(7,518)	47,926	(E)	75,334
Restricted cash	1,195	—				1,195
Long-term receivable	—	873	(873)			—
Other assets	5,921	679	873			7,473
Deferred tax assets	—	3,872	(52)	610	(G)	4,430
Deferred income taxes	51	—				51

Total assets	$506,548	$79,040	$—	$(54,836)		$530,752

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$8,750	$—	$3,316	$(153)	(C)	$11,913
Accrued expenses	20,336	—	7,308	(606)	(F)	27,038
Accounts payable and accrued liabilities	—	10,059	(10,059)			—
Provisions	—	565	(565)			—
Current portion of deferred revenue	3,525	340		(153)	(C)	3,712
Airtime credits payable	—	—	—			—
Current portion loan payable	—	—		—		—

Total current liabilities	32,611	10,964	—	(912)		42,663

Note payable - related party	1,389	—				1,389
Warrants	—	1,601	(1,601)			—
Airtime credits payable	—	—	—			—
Deferred leasing costs	—	1,167	(1,167)			—
Note payable	150,000	—		—		150,000
Deferred revenue, net of current portion	2,579	—	—	—		2,579
Deferred tax liabilities	5,696	—		12,985	(G)	18,681
Other liabilities	5,764	—	2,768	(1,601)	(H)	6,931

Total liabilities	198,039	13,732	—	10,472		222,243

Commitments and contingencies
Equity:
ORBCOMM Inc. stockholders’ equity
Preferred Stock Series A	909	—				909
Common stock	70	82,806	—	(82,806)	(I)	70
Additional paid-in capital	376,297	5,302	—	(5,302)	(I)	376,297
Accumulated other comprehensive income	(583)	—				(583)
Accumulated deficit	(68,137)	(22,800)	—	22,800	(I)	(68,137)
Less treasury stock, at cost	(96)	—				(96)

Total ORBCOMM, Inc. stockholders’ equity	308,460	65,308	—	(65,308)		308,460
Noncontrolling interest	49	—				49

Total equity	308,509	65,308	—	(65,308)		308,509

Total liabilities and equity	$506,548	$79,040	$—	$(54,836)		$530,752

(*)	In accordance with IFRS, as issued by the IASB.

See Notes to Unaudited Pro Forma Combined Financial Information.

Unaudited Pro Forma Combined Statement of Operations

For the Year Ended December 31, 2014

($ in thousands)	ORBCOMM As Reported	SkyWave As Reported*	SkyWave Adjustments (Note 2)	Pro Forma Adjustments		Pro Forma Combined
Revenues:
Service revenues	$59,695	$—	$33,073	$(1,446	) (J)	$91,322
Product sales	36,547	—	34,320	(109	) (J)	70,758
Revenues	—	67,393	(67,393)			—

Total revenues	96,242	67,393	—	(1,555)		162,080

Cost of revenues, exclusive of depreciation and amortization shown below:
Cost of services	20,339	—	17,627	(1,555	) (J)	35,773
				(638	) (J)
Cost of product sales	28,345	—	13,082	—		41,427
Cost of sales	—	36,393	(36,393)

Gross profit	47,558	31,000	5,684	638		84,880

Operating expenses:
Selling, general and administrative	30,989	—	21,994	(2,145	) (K)	50,838
General and administrative		3,174	(3,174)
Sales and marketing		10,780	(10,780)
Product development	2,895	—	3,660	863	(L)	7,418
Impairment charges - satellite network	605					605
Depreciation and amortization	10,856	—	2,957	2,402	(M)	16,215
Acquisition-related costs	3,819	—	—	—		3,819
Engineering, research and development	—	8,973	(8,973)			—

Income from operations	(1,606)	8,073	(0)	(482)		5,985

Other income (expense):
Interest income	47	276	—	—		323
Other income (expense)	240	96	(512)	—		(176)
Interest expense	(149)	(1,128)	—	(3,282	) (N)	(4,559)
Loss on debt extinguishment	(2,649)					(2,649)
Adjustment to airtime credits payable	—	412	(412)	—		—
Adjustment to fair value of warrants	—	(924)	924	—		—

Total other income (expense)	(2,511)	(1,268)	—	(3,282)		(7,061)

Income/ (loss) before income taxes	(4,117)	6,805	—	(3,764)		(1,076)
Income taxes	408	1,617	—	(500	) (O)	1,525

Net income/ (loss)	(4,525)	5,188	—	(3,264)		(2,601)
Less: Net income attributable to the noncontrolling interests	159	—	—	—		159

Net income/ (loss) attributable to parent company	$(4,684)	$5,188	$—	$(3,264)		$(2,760)

Net income/ (loss) attributable to parent company common stockholders	$(4,721)	$5,188	$—	$(3,264)		$(2,797)

Per share information-basic:
Net income/ (loss) attributable to parent company common stockholders	$(0.08)					$(0.05)

Per share information-diluted:
Net income/ (loss) attributable to parent company common stockholders	$(0.08)					$(0.05)

Weighted average common shares outstanding:
Basic	56,684					56,684

Diluted	56,684					56,684

(*)	In accordance with IFRS, as issued by the IASB.

See Notes to Unaudited Pro Forma Combined Financial Information.

Notes to Unaudited Pro Forma Combined Financial Information

($ in thousands, except per share data)

Note 1 — Basis of Presentation

The unaudited pro forma combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of ORBCOMM and SkyWave.

The acquisition method of accounting is based on authoritative guidance for business combinations and uses the fair value concepts in accordance with U.S. GAAP. The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma combined financial statements to give effect to pro forma events that are (i) directly attributable to the Acquisition, (ii) factually supportable and (iii) with respect to the unaudited pro forma combined statements of operations, are expected to have a continuing impact on the results of operations.

The authoritative guidance for fair value defines the term “fair value,” sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of inputs used to develop the fair value measures. Fair value is defined in the guidance as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, ORBCOMM may be required to record assets that it does not intend to use or sell (defensive assets) and/or to value assets at fair value measurements that do not reflect its intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

The authoritative guidance for business combinations requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date if fair value can reasonably be estimated. If the fair value of an asset or liability that arises from a contingency cannot be determined, the asset or liability is recognized if it is probable that an asset existed or a liability has been incurred at the acquisition date and the amount of such asset or liability can be reasonably determined. ORBCOMM has not completed the detailed valuation work necessary to arrive at the required estimates of the fair value of the SkyWave assets to be acquired and the liabilities to be assumed and the related allocation of purchase price. Accordingly, the accompanying unaudited pro forma purchase price allocation is preliminary and is subject to further adjustments as additional information becomes available and as additional analyses are performed.

Certain IFRS to U.S. GAAP adjustments have been made to the historical financial statements of SkyWave. Although we believe these adjustments represent the known material adjustments necessary to present SkyWave’s financial statements in conformity with U.S. GAAP, the accompanying unaudited pro forma IFRS to U.S. GAAP adjustments are preliminary and are subject to further adjustments as additional information becomes available and as additional analyses are performed.

ORBCOMM performed a preliminary review of SkyWave’s accounting policies, based primarily on available information during diligence, to determine whether any adjustments were necessary to ensure comparability in the pro forma combined financial statements. At this time, ORBCOMM is not aware of any unadjusted differences that would have a material impact on the pro forma combined financial statements. As more information becomes available, ORBCOMM will perform a more detailed review of SkyWave’s accounting policies. As a result of that review, differences may be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.

Notes to Unaudited Pro Forma Combined Financial Information

($ in thousands, except per share data)

Note 2 — Reclassification and U.S. GAAP Adjustments to SkyWave Financial Statements

The following reclassifications and U.S. GAAP adjustments have been made to the historical balance sheet and statements of operations of SkyWave to conform to ORBCOMM’s presentation as follows:

Reclassification and U.S. GAAP adjustments included in the unaudited adjusted historical balance sheet as of December 31, 2014:

	Before Reclassification	Reclassification		After Reclassification
Investment tax credits receivable	$535	$(535)	(i)	$—
Prepaid expenses and other current assets	333	535	(i)	868
Long-term receivable	873	(873)	(ii)	—
Other assets	679	873	(ii)	1,552
Deferred tax assets - current	—	52	(iii)	52
Satellite network and other equipment	—	11,464	(iv)	11,464
Property and equipment	3,946	(3,946)	(iv)	—
Intangible assets, net	8,592	(7,518)	(iv)	1,074
Deferred tax assets - non current	3,872	(52)	(iii)	3,820
Accounts payable	—	3,316	(v)	3,316
Accrued expenses	—	7,308	(v)	7,308
Accounts payable and accrued liabilities	10,059	(10,059)	(v)	—
Provisions	565	(565)	(v)	—
Warrants	1,601	(1,601)	(vi)	—
Deferred leasing costs	1,167	(1,167)	(vi)	—
Other liabilities	—	2,768	(vi)	2,768

(i)	Investment tax credits receivable represents refundable amounts from the Canada Scientific Research & Experimental Development program for R&D expenditures and has been reclassified to prepaid expenses and other current assets for consistent presentation in the unaudited pro forma combined balance sheet.
(ii)	Long-term receivables represents receivables on hardware sales and have been reclassified to other assets for consistent presentation in the unaudited pro forma combined balance sheet.
(iii)	Adjustment represents a reclassification between current deferred tax assets and non-current deferred tax assets to conform the historical SkyWave financials, prepared in accordance with IFRS, as issued by the IASB, to U.S. GAAP.
(iv)	Software components and gateway earth stations, classified by SkyWave as intangible assets, as well as tangible property and equipment, have been reclassified to satellite network and other equipment, net for consistent presentation in the unaudited pro forma combined balance sheet.
(v)	Accounts payable and accrued liabilities and provisions have been reclassified to conform to ORBCOMM’s presentation of accounts payable.
(vi)	Warrants and deferred leasing costs have been reclassified to other liabilities, non-current.

Notes to Unaudited Pro Forma Combined Financial Information

($ in thousands, except per share data)

Reclassification included in the unaudited adjusted historical statement of operations for the year ended December 31, 2014:

	Before Reclassification	Reclassification		After Reclassification
Service revenues	$—	$33,073	(i)	$33,073
Product sales	—	34,320	(i)	34,320
Revenues	67,393	(67,393)	(i)	—
Cost of services	—	17,627	(ii)	17,627
Cost of product sales	—	13,082	(ii)	13,082
Cost of sales	36,393	(36,393)	(ii)	—
Selling, general and administrative	—	21,994	(ii)	21,994
General and administrative	3,174	(3,174)	(ii)	—
Sales and marketing	10,780	(10,780)	(ii)	—
Product development	—	3,660	(ii)	3,660
Depreciation and amortization	—	2,957	(ii)	2,957
Engineering, research and development	8,973	(8,973)	(ii)	—
Other income (expense)	96	(512)	(ii)	(416)
Adjustment to airtime credits payable	412	(412)	(ii)	—
Adjustment to fair value of warrants	(924)	924	(ii)	—

(i)	Revenues have been reclassified to service revenues and product sales for consistent presentation in the pro forma combined statement of operations.
(ii)	SkyWave costs and expenses have been reclassified to conform to ORBCOMM’s presentation.

Notes to Unaudited Pro Forma Combined Financial Information

($ in thousands, except per share data)

The unaudited pro forma combined statements of operations for the year ended December 31, 2014 give effect to the Acquisition and the Inmarsat Agreement as if they had occurred on January 1, 2014. The unaudited combined balance sheet as of December 31, 2014 gives effect to the Acquisition and the Inmarsat Agreement as if they had occurred on December 31, 2014.

The unaudited pro forma combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of the combined company would have been had the Acquisition and the Inmarsat Agreement occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or financial position.

Note 3 — Preliminary Purchase Price Allocation

The total consideration for the transaction is $122,500 in a debt-free cash-free transaction. In addition, $7,500 was paid to Inmarsat in the form of a promissory note in exchange for Inmarsat’s interest in SkyWave, which was settled on the closing date of the Acquisition for the value of the assets transferred to Inmarsat. The $7,500 note was not considered part of the purchase price for accounting purposes. The combined company will allocate the purchase price paid by ORBCOMM to the fair value of the SkyWave assets acquired and liabilities assumed. The pro forma purchase price allocation below has been developed based on preliminary estimates of fair value using the historical financial statements of SkyWave as of December 31, 2014. In addition, the allocation of the purchase price to acquired intangible assets is based on preliminary fair value estimates and is subject to final management analysis. Once ORBCOMM completes this analysis, additional insight may be gained that could impact: (i) the estimated total value assigned to intangible assets, (ii) the estimated allocation of value between finite-lived and indefinite-lived intangible assets and/or (iii) the estimated weighted-average useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors.

The estimated intangible assets are comprised of customer contracts with an estimated useful life of 11 years, technology with an estimated useful life of 10 years, and trade names with an estimated useful life of 9 years, which is consistent with the estimated benefit period. The estimated fair values were based primarily on current estimates of SkyWave’s expected future cash flows for all customer contracts and projected revenue for all trade names and technology. ORBCOMM expects that the estimated value assigned to SkyWave’s customer contracts is likely to change as ORBCOMM analyzes the specifics of SkyWave’s customer contracts and as life and renewal assumptions are refined. Additional intangible asset classes may be identified as the valuation process continues, however such items are currently not expected to be material to the overall purchase price allocation. A 10% change in the amount allocated to identifiable intangible assets would increase or decrease annual amortization expense by approximately $591. The residual amount of the purchase price after preliminary allocation to identifiable intangibles has been allocated to goodwill. The actual amounts recorded when the final valuation is complete may differ materially from the pro forma amounts presented below:

Assets acquired:
Current assets	$20,182
Satellite network and other equipment, net	4,768
Other non-current assets	5,982

Total tangible assets acquired	30,932
Intangible assets acquired	49,000
Liabilities assumed	(11,525)
Deferred tax liability	(12,985)

Total assets acquired in excess of liabilities assumed	55,422
Goodwill	67,078

Total purchase price	$122,500

Notes to Unaudited Pro Forma Combined Financial Information

($ in thousands, except per share data)

Note 4 — Unaudited Pro Forma Adjustments

Unaudited Pro Forma Combined Balance Sheet

(A)	Sources and Uses

Sources of funds (1):
Credit Facility	$70,000
Proceeds from November 2014 Equity Offering	82,800

Total sources of funds	$152,800

Use of funds:
Cash payments to SkyWave stockholders	$122,500
Equity offering issuance costs	4,840
ORBCOMM transaction costs (2)	4,000
New credit facility issuance costs (3)	1,925
Cash available for general working capital	19,535

Total use of funds	$152,800

(1)	ORBCOMM funded the Acquisition by drawing $70,000 under the Term B3 Facility (as defined below) and from the proceeds of an underwritten registered public offering of ORBCOMM common stock (the “November 2014 Equity Offering”), in which the Company raised gross proceeds of $82,800, before deducting discounts, commissions, fees and expenses. For more information regarding the November 2014 Equity Offering, see ORBCOMM’s prospectus supplement as filed with the SEC on November 10, 2014.
(2)	In accordance with applicable accounting guidance, the transaction costs are expensed as they are incurred.
(3)	See Note (B) below for more information on debt financing fees.

On September 30, 2014, ORBCOMM entered into a credit agreement (the “Credit Agreement”) with Macquarie CAF LLC (“Macquarie” or the “Lender”) in order to refinance the Company’s $45,000 9.5% Senior Secured Notes due January 4, 2018 (the “Senior Notes”). Pursuant to the Credit Agreement, the Lender provided secured credit facilities (the “Secured Credit Facilities”) in an aggregate amount up to $160,000 comprised of (i) a term loan facility in an aggregate principal amount of up to $70,000 (the “Initial Term Loan Facility”); (ii) a $10,000 revolving credit facility (the “Revolving Credit Facility”); (iii) a term loan facility in an aggregate principal amount of up to $10,000 (the “Term B2 Facility”), the proceeds of which, if drawn, may be used to finance a potential acquisition; and (iv) a term loan facility in an aggregate principal amount of up to $70,000 (the “Term B3 Facility”), the proceeds of which were used to partially finance the Acquisition. For more information, see ORBCOMM’s Current Report on Form 8-K as filed with the SEC on October 6, 2014.

Prior to the consummation of the Acquisition, ORBCOMM borrowed $70,000 under the Term B3 Facility, the proceeds of which were used to partially fund the Acquisition.

Notes to Unaudited Pro Forma Combined Financial Information

($ in thousands, except per share data)

(B)	Cash

Pro forma Cash

The Acquisition was agreed to on a cash-free debt-free basis. Upon closing of the Acquisition, SkyWave agreed to settle all outstanding debt and distribute the remaining cash to its shareholders, a total of $44,047. As of December 31, 2014, ORBCOMM had $123,000 of cash held for acquisition, of which $122,500 was paid to SkyWave stockholders upon the closing of the Acquisition.

Prepaid SkyWave Management Incentive Plan

SkyWave’s Management Incentive Plan (the “Incentive Plan”) is triggered by a change of control and payable to certain employees and contractors six months after closing (the “Payment Date”). The amounts under the Incentive Plan were put into escrow upon closing by SkyWave and are payable only to participants employed by the Company at the Payment Date. In relation to the Incentive Plan, $3,919 was added to prepaid expenses and other current assets which represents the funding of the Incentive Plan upon change of control. This will be expensed to the statement of operations of the combined company over the six month period after the closing of the Acquisition. This was not included as an adjustment in the pro forma statement of operations due to the non-recurring nature of this agreement.

(C)	Intercompany transactions between ORBCOMM and SkyWave

Adjustments have been included in the unaudited pro forma combined balance sheet to eliminate intercompany transactions between ORBCOMM and SkyWave. SkyWave provides products and services to ORBCOMM for resale to ORBCOMM customers. A portion of the service is prepaid by ORBCOMM to SkyWave.

(D)	Satellite network and other equipment, net

Based on the preliminary fair value assessment, the carrying value of SkyWave’s property and equipment at December 31, 2014 approximates fair value. As such, the carrying value of SkyWave’s property and equipment was used in the preliminary purchase price allocation, and no fair value adjustments were made to the unaudited pro forma combined balance sheet. Adjustments may be required when additional information is obtained and a more detailed review is performed over the fair value of property and equipment. The actual amounts recorded when valuation procedures are completed may differ materially from the current book value of property and equipment.

Adjustments of $6,696 have been included in the unaudited pro forma combined balance sheet, representing the net book value of assets transferred to Inmarsat for settlement of the $7,500 promissory note under the terms of the Inmarsat Agreement. The settlement of the promissory note has not been included in the purchase price allocation of $122,500.

(E)	Goodwill and other intangible assets

The net adjustment to goodwill includes the elimination of SkyWave pre-Acquisition goodwill balances and is calculated as follows (in thousands):

Purchase price allocation to goodwill (Note 3)	$67,078
Elimination of pre-Acquision Skywave goodwill	(820)

Total adjustment to goodwill	$66,258

New intangibles recorded:
Value assigned to intangible assets acquired (1)	$49,000
Elimination of Skywave pre-Acquisition other intangibles	(1,074)

Total adjustment to intangible assets, net	$47,926

(1)	Based on the preliminary valuation, intangible assets acquired is comprised of $34,000 of customer contracts, $12,000 of technology and $3,000 of trade names.

Notes to Unaudited Pro Forma Combined Financial Information

($ in thousands, except per share data)

The	net adjustment to other intangible assets, net, is calculated as follows:

See Note 3 – “Preliminary Purchase Price and Allocation” for the estimated purchase price allocation. The final valuation could differ significantly from the current estimate. The pro forma purchase price allocation is preliminary as final valuation procedures have not yet been completed. The pro forma presentation assumes that the historical values of SkyWave’s tangible assets and liabilities approximate fair value. Additionally, the allocation of the purchase price to acquired intangible assets is preliminary and subject to the final outcome of management’s analysis to be conducted, with the assistance of valuation advisors. The residual amount of the purchase price has been allocated to goodwill. The actual amounts recorded when the valuation is finalized may differ materially from the pro forma amounts presented herein.

(F)	Accrued expenses

The adjustment to accrued expenses reflects the elimination of costs accrued by SkyWave in connection with the acquisition, as well as the accrual of payroll costs to be disbursed by SkyWave in connection with certain change of control contract provisions.

(G)	Deferred taxes

The adjustment to deferred tax assets reflects an increase of $610 associated with the tax effect of change of control provisions not included as part of the purchase price allocation.

The adjustment to deferred tax liabilities reflects an increase of $12,985 associated with the recording of new identifiable intangible assets for the combined company. This amount was calculated using a tax rate of 26.5%, which represents the effective tax rate which would have been in effect for the year ended December 31, 2014. The actual amounts recorded for deferred taxes may differ materially from the pro forma amounts presented herein.

(H)	Other liabilities

Included in other liabilities is a $1,601 warrant liability. The warrant liability relates to an option for employees of SkyWave to purchase common stock of SkyWave at an exercise price of CDN$0.79. These warrants will be settled by SkyWave prior to the Acquisition.

(I)	Equity

The adjustments to stockholders’ equity represent the elimination of pre-Acquisition SkyWave equity balances, which are eliminated upon the completion of the Acquisition.

Unaudited Pro Forma Combined Statements of Operations

(J)	Revenues and Cost of revenues

Adjustments have been included in the unaudited pro forma combined statement of operations to eliminate revenues and cost of revenues from transactions between ORBCOMM and SkyWave. SkyWave provides products and services to ORBCOMM for resale to ORBCOMM customers.

In addition, an adjustment of $638 has been included to reflect an estimated reduction in SkyWave cost of services related to the amended Inmarsat IsatData Pro airtime pricing under the Inmarsat Agreement.

(K)	Selling, general and administrative

Adjustments have been included in the unaudited pro forma combined statement of operations to eliminate $771 of costs incurred by SkyWave in connection with the Acquisition, as well as accelerated share based compensation expense of $1,374 incurred by SkyWave in December 31, 2014, in connection with the Acquisition.

Notes to Unaudited Pro Forma Combined Financial Information

($ in thousands, except per share data)

(L)	Product development

Adjustments have been included in the unaudited pro forma combined statements of operations to eliminate $863 of investment tax credits to product development that would not be available to SkyWave after the Acquisition.

(M)	Depreciation and amortization

Adjustments have been included in the unaudited pro forma combined statements of operations to eliminate historical amortization expenses of $760 related to historical values of SkyWave intangible assets, and to record estimated amortization expenses of $4,494 based on estimated preliminary values of the acquired intangible assets. The estimated preliminary values of the acquired intangible assets have a weighted average useful life of 10.95 years.

In addition, adjustments of $1,332 have been included to reflect a reduction in the SkyWave depreciation related to SkyWave’s right, title and interest in all earth station- related assets currently installed in Inmarsat’s earth stations to be transferred to Inmarsat under the Inmarsat Agreement.

(N)	Interest Expense

Under the Credit Agreement, each tranche of the Secured Credit Facilities bears interest, at the election of ORBCOMM, at a per annum rate equal to either (a) a base rate plus 3.75% or (b) LIBOR plus 4.75%, with a LIBOR floor of 1.00%. For the purposes of the unaudited pro forma combined financial statements, an interest rate of 5.75% is assumed.

The adjustment to interest expense reflects the following:

Year ended
December 31, 2014
Interest expense on Term B3 at LIBOR plus 4.75%	$(4,025)
Amortization of fees associated with Term B3 facility	(384)
Elimination of historical Skywave interest expense	1,127

Total adjustments to interest expense	$(3,282)

(O)	Income taxes

The pro forma combined income tax provision has been adjusted for the tax effect of adjustments to income before income taxes at the estimated blended effective rate for the periods presented as the effective rate approximates the statutory rate for the periods presented. The effective tax rate of the combined company could be significantly different depending on post- acquisition activities.